Exhibit 23.2

 Consent of Independent Registered Public Accounting Firm

Juniata Valley Financial Corp.

Mifflintown, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 15, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Juniata Valley Financial Corp., appearing in the Company’s annual report on Form 10-K for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania

March 9, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.